Filed Pursuant to Rule 424(b)(4)

Registration No. 333-132671

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 24, 2006)

3,000,000 Shares

Common Stock

This is a public offering of common stock of HealthExtras, Inc. All of the 3,000,000 shares of our common stock are being offered by the selling stockholders named in this prospectus supplement. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol “HLEX.” On March 23, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $36.70 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-1 of this prospectus supplement and page 1 of the accompanying prospectus.

	Per Share	Total

Public offering price	$35.25	$105,750,000

Underwriting discount	$1.03	$3,090,000

Proceeds to selling stockholders (before expenses)	$34.22	$102,660,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about March 29, 2006.

LEHMAN BROTHERS

March 24, 2006

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover page of this prospectus supplement or the accompanying prospectus, as applicable.

In this prospectus supplement and the accompanying prospectus, the terms “HealthExtras,” “the Company,” “we,” “us,” and “our” refer to HealthExtras, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

Common stock offered by the selling stockholders	3,000,000 shares

Nasdaq National Market symbol	“HLEX”

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Dividend Policy	We do not expect to pay any dividends on our common stock for the foreseeable future.

RISK FACTORS

Please read “Risk Factors” on page 1 of the accompanying prospectus and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of factors you should consider before deciding to invest in shares of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

Principal Financial Group, Inc. is selling 1,500,000 shares, Thomas L. Blair is selling 1,000,000 shares and the trustee of the Irrevocable Trust of the Blair Grandchildren (the “Trust”) is selling 500,000 shares of our common stock offered by this prospectus.

Principal Holding Company, a wholly owned subsidiary of Principal Financial Group, Inc., is our largest shareholder with 7,977,500 shares, or 19.9% of our outstanding stock prior to this offering. Principal Financial Group, Inc. is a leading provider of retirement savings, investments and insurance products and services with $195.2 billion in assets under management and approximately 15 million customers worldwide as of December 31, 2005. Its U.S. and international operations concentrate primarily on asset accumulation and management. In addition, Principal Financial Group, Inc. offers a broad range of individual and group life insurance, group health insurance, and individual and group disability insurance.

Thomas L. Blair is the founder of HealthExtras and its predecessor, and is currently a Director. He served as Chairman of our Board of Directors from 1999 to June 2005. Mr. Blair also served as Chairman and Chief Executive Officer or Co-Chief Executive Officer of United Payors & United Providers, Inc. from January 1995 until its acquisition by BCE Emergis Inc. in March 2000. Mr. Blair is the settlor of the Trust.

The following table sets forth the number of shares of our common stock the selling stockholders will beneficially own immediately before and after this offering, in each case together with the percentage of the total voting power of our capital stock represented by such shares, based on the 40,110,877 shares outstanding as of March 21, 2006. The information included in the table as to the selling stockholders has been furnished to us by or on behalf of the selling stockholders for inclusion in this prospectus. The information is based upon the assumption that the selling stockholders do not sell any shares of our common stock shown in the table as owned other than the shares of common stock to be sold under this prospectus.

	Beneficial Ownership Prior to the Offering				Shares to be sold	Beneficial Ownership After Completion of the Offering
Name of Beneficial Owner	Shares		Percent			Shares		Percent
Principal Financial Group, Inc.	7,977,500		19.9%		1,500,000	6,477,500		16.2%
Thomas L. Blair	6,121,400	(1)	15.3	%(1)	1,000,000	4,621,400	(1)	11.5	%(1)
Alice M. Blair, as trustee of the Irrevocable Trust of The Blair Grandchildren dated July 8, 1999	2,810,000	(1)	7.0	%(1)	500,000	2,310,000	(1)	5.8	%(1)

(1)	Alice M. Blair, trustee of the Trust, is the spouse of Thomas L. Blair. The shares beneficially owned by Thomas L. Blair prior to and after completion of the offering are deemed to include the shares beneficially owned by the Trust.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus, Lehman Brothers Inc., as the underwriter in this offering, has agreed to purchase from the Selling Stockholders 3,000,000 shares of common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

Per share	$1.03
Total	$3,090,000

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.

The expenses of the offering are estimated to be $145,000 (excluding underwriting discounts and commissions). The selling stockholders will reimburse us for any of the expenses we pay.

Lock-Up Agreements

We, all of our directors and executive officers and certain of our stockholders have agreed that, subject to certain exceptions, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, certain of our executive officers may transfer shares of common stock pursuant to pre-arranged trading plans adopted by them under Rule 10b5-1 promulgated by the Securities and Exchange Commission.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or announce a material event relating to us; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject the to lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before commencement of offerings or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

From time to time, Lehman Brothers Inc. and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, certain of the selling stockholders, and our respective affiliates, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. Certain matters will be passed upon for the underwriter by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the previously filed documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

Any statement contained in a document that is incorporated by reference shall be deemed to be modified or superseded for all purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or replaces such statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Current Report on Form 8-K, filed on March 23, 2006; and

•	Our description of our common stock contained in our Form 8-A filed on December 10, 1999.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address:

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850 (301) 548-2900

Attn: Director of Financial Reporting

PROSPECTUS

3,000,000 Shares

Common Stock

All of the shares of common stock in this offering are being sold by the selling stockholders. HealthExtras, Inc. will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 3.

Our common stock is traded on the Nasdaq National Market under the symbol “HLEX.” The last reported sale price of our common stock on March 22, 2006 was $36.89 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or whether it is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2006.

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ABOUT THIS PROSPECTUS

You should rely only the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Neither we, the selling stockholders not any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein. The information contained in this prospectus, in any prospectus supplement, in any document incorporated by reference or any other offering material is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock. As used in this prospectus, unless otherwise required by the context, the terms “we,” “us,” “our,” the “Company” and “HealthExtras” refer to HeathExtras, Inc. and its consolidated subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus.

THE COMPANY

We provide pharmacy benefit management, “PBM,” services and supplemental benefit programs. Our PBM segment, which operates under the brand name “Catalyst Rx,” provides our clients access to a contracted, non-exclusive national network of more than 55,000 pharmacies. It accounted for 94%, 91% and 86% of our revenue in 2005, 2004 and 2003, respectively, and is expected to be the primary source of our growth and profits in the future. Our PBM clients include more than 1,000 self-insured employers, including state and local governments, third-party administrators, referred to as “TPAs,” and managed care organizations, who contract with us to administer the prescription drug component of their overall health benefit programs. Total claims processed increased to 17.1 million in 2005 from 12.8 million in 2004 and our PBM segment revenue increased by 37% from 2004 to 2005.

We also offer supplemental benefit programs developed by us under the brand name “HealthExtras,” which include lump sum accidental disability benefits, accidental death and dismemberment benefits, and emergency accident and sickness medical benefits. We contract with insurance companies to underwrite the insurance components of these programs. As a result, the financial responsibility for the payment of claims resulting from a qualifying event covered by the insurance features of our programs is borne by the third-party insurers. Our supplemental benefits segment accounted for 6%, 9% and 14% of our revenue in 2005, 2004 and 2003, respectively. Individuals are the major purchasers of these programs.

The Company was incorporated in Delaware in 1999. Our principal executive offices are located at 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. Our telephone number is (301) 548-2900. Our Internet website is www.healthextras.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks, uncertainties and assumptions discussed under the section “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other documents we file with the Securities and Exchange Commission in the future. See also “Where You Can Find More Information.” Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.

FORWARD-LOOKING STATEMENTS

Some statements in this prospectus (or otherwise made by us or on our behalf from time to time in other reports, filings with the SEC, news releases, conferences, internet postings or otherwise) contain certain forward- looking statements, including without limitation, statements concerning our operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus. Actual results could differ materially from results referred to in the forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute its strategy, including due to changes in its industry or the economy generally. In light of these risks and uncertainties, there can be no assurances that the results referred to in the forward-looking statements contained in this prospectus will in fact occur. We undertake no obligation to publicly revise these forward-looking statements to reflect any future events or circumstances.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders and we will not receive any of the proceeds from such sale.

SELLING STOCKHOLDERS

Principal Financial Group, Inc. is selling 1,500,000 shares, Thomas L. Blair is selling 1,000,000 shares and the trustee of the Irrevocable Trust of the Blair Grandchildren (the “Trust”) is selling 500,000 shares of our common stock offered by this prospectus.

Principal Holding Company, a wholly owned subsidiary of Principal Financial Group, Inc., is our largest shareholder with 7,977,500 shares, or 19.9% of our outstanding stock. The Principal Financial Group, Inc. is a leading provider of retirement savings, investments and insurance products and services with $195.2 billion in assets under management and approximately 15 million customers worldwide as of December 31, 2005. Its U.S. and international operations concentrate primarily on asset accumulation and management. In addition, Principal Financial Group, Inc. offers a broad range of individual and group life insurance, group health insurance, and individual and group disability insurance.

Thomas L. Blair is the founder of HealthExtras and its predecessor, and is currently a Director. He served as Chairman of our Board of Directors from 1999 to June 2005. Mr. Blair also served as Chairman and Chief Executive Officer or Co-Chief Executive Officer of United Payors & United Providers, Inc. from January 1995 until its acquisition by BCE Emergis Inc. in March 2000. Mr. Blair is the settlor of the Trust.

The following table sets forth the number of shares of our common stock the selling stockholders will beneficially own immediately before and after this offering, in each case together with the percentage of the total voting power of our capital stock represented by such shares, based on the 40,110,877 shares outstanding as of March 21, 2006. The information included in the table as to the selling stockholders has been furnished to us by or on behalf of the selling stockholders for inclusion in this prospectus. The information is based upon the assumption that the selling stockholders do not sell any shares of our common stock shown in the table as owned other than the shares of common stock to be sold under this prospectus.

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After Completion of the Offering
Name of Beneficial Owner	Shares		Percent		Shares to be sold	Shares		Percent
Principal Financial Group, Inc.	7,977,500		19.9%		1,500,000	6,477,500		16.2%
Thomas L. Blair	6,121,400	(1)	15.3	%(1)	1,000,000	4,621,400	(1)	11.5	%(1)
Alice M. Blair, as trustee of the Irrevocable Trust of The Blair Grandchildren dated July 8, 1999	2,810,000	(1)	7.0	%(1)	500,000	2,310,000	(1)	5.8	%(1)

(1)	Alice M. Blair, trustee of the Trust, is the spouse of Thomas L. Blair. The shares beneficially owned by Thomas L. Blair prior to and after completion of the offering are deemed to include the shares beneficially owned by the Trust.

PLAN OF DISTRIBUTION

We are registering 3,000,000 shares of our common stock for possible sale by selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above. The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more combination of the following transactions:

•	on the Nasdaq Stock Market’s National Market, in the over-the-counter market, or on any national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. The selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering, and will pay or reimburse us for the costs of this offering.

Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered by this prospectus will be passed upon by Muldoon Murphy & Aguggia LLP, our legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Report on Internal Control Over Financial Reporting”) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the previously filed documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

Any statement contained in a document that is incorporated by reference shall be deemed to be modified or superseded for all purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or replaces such statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

2.	Our Current Report on Form 8-K filed on March 23, 2006.

3.	Our description of our common stock contained in our Form 8-A filed on December 10, 1999.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address:

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

(301) 548-2900

Attn: Director of Financial Reporting

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a description of certain provisions of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Certificate of Incorporation, as such provisions relate to the indemnification of our directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL and the Amended and Restated Certificate of Incorporation that are incorporated herein by reference.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation allows for the elimination of a director’s personal liability for breach of fiduciary duty to the full extent permissible under the DGCL. In addition, our Amended and Restated Certificate of Incorporation states that we shall indemnify our directors and officers to the full extent allowable under the DCGL; provided, however, that we shall indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. Our Amended and Restated Certificate of Incorporation further states that we may, to the extent authorized from time to time by our Board of Directors, grant rights to indemnification to our employees and agents similar to those provided to our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

March 24, 2006

LEHMAN BROTHERS